Flagstar Closes on Acquisition of 52 Midwest Branches from Wells Fargo Bank

TROY, Mich., Dec. 3, 2018/PRNewswire/-Flagstar Bancorp, Inc. (“Company,” NYSE: FBC) today reported that its wholly owned subsidiary Flagstar Bank, FSB, has closed its previously announced transaction to acquire 52 branches of Wells Fargo Bank in four Midwest states, including approximately $2 billion in deposits, along with certain related assets.

“We are excited to welcome the customers and employees of the 52 Wells Fargo Bank branches who joined the Flagstar family over the weekend,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp. “We are eager to bring Flagstar’s brand of custom-crafted banking solutions to our new customers-all delivered by our new team of talented bankers. They share our tradition of superior customer service and commitment to the community. Our thanks to the teams on both sides who worked so hard to bring this transaction to a successful conclusion.”

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 108 branches in Michigan and California. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 81 retail locations in 27 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $136 billion of home loans representing nearly 620,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SOURCE: Flagstar Bancorp, Inc.

For further information

ANALYSTS: David Urban, Senior Vice President & Director, Investor Relations, (248) 312-5970
MEDIA: Susan Bergesen, Corporate Communications, (248) 312-6237